Filed Pursuant to Rule 433

Dated September 17, 2012

Registration Statement No. 333-182473

Relating to

Preliminary Prospectus Supplement Dated September 17, 2012 and

Prospectus dated June 29, 2012

$125,000,000 5.875% JUNIOR SUBORDINATED DEBENTURES DUE 2052

Issuer:	Torchmark Corporation (“Torchmark”)

Expected Ratings*:	Baa2 (Moody’s)/BBB+ (S&P)

Size:	$125,000,000

Over-allotment Option:	None

Trade Date:	September 17, 2012

Settlement Date**:	September 24, 2012 (T + 5)

Maturity Date:	December 15, 2052

Interest Rate:	5.875%

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year beginning December 15, 2012

Optional Redemption:	Redeemable in whole at any time or in part from time to time on or after December 15, 2017, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption

Redemption after the Occurrence of a Tax Event:	Redeemable in whole, but not in part, at any time prior to December 15, 2017, within 90 days of the occurrence of a “tax event” at a redemption price equal to $26 per $25 in principal amount of debentures being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption

CUSIP / ISIN:	891027 302 / US8910273023

Denomination:	$25 and integral multiples of $25 in excess thereof

Price to Public:	$25.00

Underwriting Discount:	$0.7875 per debenture for retail orders, $3,019,275 total, and $0.50 per debenture for institutional orders, $583,000 total

Proceeds (before expenses) to Torchmark:	$121,397,725

New Senior Notes:	On September 17, 2012, Torchmark priced an offering of $300
million aggregate principal amount of its Senior Notes due 2022
(“2022 Notes”), which will bear interest at the rate of 3.80% per year. The junior subordinated debentures offered hereby will be expressly subordinated to the prior payment in full of all of
Torchmark’s senior indebtedness, including the 2022 Notes.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Joint Lead Manager:	U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC BB&T Capital Markets, a division of Scott & Stringfellow, LLC Comerica Securities, Inc. Keefe, Bruyette & Woods, Inc KeyBanc Capital Markets Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect that delivery of the debentures will be made against payment therefor on or about September 24, 2012, which will be the fifth business day following the date of the prospectus supplement (this settlement date being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade debentures on the date of the prospectus supplement, or either of the two immediately succeeding business days, will be required, by virtue of the fact that the debentures initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors. This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-326-5897 or email: cmclientsupport@wellsfargo.com.